Exhibit 10.12

FIRST AMENDMENT TO SUPPLEMENTAL

RETIREMENT/DEATH BENEFITS AGREEMENT

THIS AMENDMENT entered into this 2nd day of January, 2002 by and between POST, BUCKLEY, SCHUH & JERNIGAN, INC. (PBSJ Inc.) and The PBSJ Corporation (PBSJ Corp.), Florida corporations, with principal offices in Miami, Florida (collectively hereinafter referred to as the “Corporations”) and Robert J. Paulsen, (hereinafter referred to as the “Employee”).

RECITALS

A. The Corporations and the Employee entered into a Supplemental Retirement/Death Benefits Agreement (the “Agreement”) dated December 17, 1987, which Agreement dealt with the employment of the Employee for a specified period.

WHEREAS, the parties hereto desire to further amend the Agreement to reflect the current and revised understanding of the parties with respect to certain rights, obligations and benefits of the parties under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable considerations, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Paragraph Three (3) of the Agreement. Paragraph three (3) of the Agreement is hereby deleted in its entirety and the following paragraph three (3) is inserted:

2. Amount of Benefit. The amount of the Employee’s Full Benefit payable under this Agreement shall be Fifty Thousand Dollars ($50,000), payable monthly commencing on the Full Benefit Commencement Date for a period of fifteen (15) years. In the event that the Employee continues in active and daily employment with the corporation after satisfaction of his eligibility for a Full Benefit, the Full Benefit amount ($50,000) shall be increased at the end of each full year of such continued employment by Two Thousand Seven Hundred and Seventy-Eight Dollars ($2,778) until the earlier of such time as (i) the Employee terminates his employment with the Corporation or (ii) the Employee reaches age 65, at which time the Employee shall commence to receive a Benefit of Seventy-Five Thousand Dollars ($75,000) hereunder whether or not he continues in the active and daily employ of the Company. The amount of the Employee’s 50% Benefit and Disability Benefit hereunder shall be Twenty-Five Thousand Dollars ($25,000) and Twelve Thousand Five Hundred Fifty Dollars ($12,500) respectively, payable commencing on the applicable Benefit Commencement Date as set forth in Sections 2(b) and (c) of the Agreement hereof for a period of fifteen (15) years. The Corporation shall withhold applicable federal, state and local taxes from amounts due pursuant to the payment of any Benefit hereunder to the extent such withholding is required by reason of such laws.

The amount of the Full Benefit payable under this Agreement shall be increased at the beginning of each calendar year commencing with the initial year of benefit payment and ending with the year preceding the last year during which benefit payments are made under this Agreement by a percentage of such amount equal to the lesser of (i) three percent (3%), or (ii) the increase in the national Consumer Price Index (“CPI”) as published by the United States Government for such prior year. Adjustments shall be effective on January 1 based on the CPI for the prior year computed from December to December. For the purposes of this Agreement, the CPI referred to shall be all items shown on the U.S. city average for urban wage earners and clerical workers (including single workers), all items, groups, subgroups and special groups of items as promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor. If the U.S. Department of Labor ceases to publish the above described CPI, then such CPI as may be published by such Department most nearly approaching said discontinued CPI shall be used in making the above adjustments. If the Department discontinues any such CPI, then such CPI as may be published by another U.S. Government agency, as most nearly approximates the CPI first above referred to, shall govern, subject to the application of an appropriate conversion factor to be furnished by the governmental agency publishing the adopted CPI.

3. Insurance Benefits. As additional compensation to the Employee for services performed, after the Employee’s retirement from active and daily employment with the Corporation, the Corporation shall continue to pay for and provide to the Employee and his wife major medical and hospitalization insurance benefits of equal coverage and substantially similar to those major medical and hospitalization insurance benefits paid for and provided to senior executives of the Corporation, provided, however, that such insurance shall not provide coverage or benefits substantially less valuable or protective than those now in effect for the Employee. Said insurance benefits shall be paid for and provided to the Employee and his wife for so long as either of them shall live. Notwithstanding the fact that said period of coverage extends beyond the period specified in paragraphs 2 and 3 of the Supplemental Retirement/Death Benefits Agreement dated December 17, 1987, the Corporation and the Employee hereby agree that said lifetime insurance coverage is without any further or additional services from the Employee to the Corporation. The payment for and furnishing to the Employee of said lifetime insurance benefits by the Corporation is subject to and conditioned upon the Employee’s compliance with the terms and conditions of the Agreement.

4. Expenses During Employment and Retirement Term

The Corporation shall reimburse the Employee for all reasonable expenses incurred by him during the Fifteen-Year Retirement Contract Term.

Reasonable expenses shall include, but are not limited to, those items currently provided to the Employee in accordance with policies of the Corporation:

(a)	Cellular Telephone (one).

(b)	State-of-the-Art Computer (new unit every three years).

(c)	Internet Access Charges.

(d)	Professional/Financial Newspapers and Magazines.

(e)	Airline Club Membership (one).

(f)	Inclusion as American Airlines Platinum Tier member (or equivalent at another airline).

(g)	Budget Rental Car Optimum level (or equivalent at another company).

(h)	Annual Tax Return Preparation.

(i)	Annual Physical Exam.

(j)	Use of Breckenridge Condominium for two weeks per year, including one week during ski season.

(k)	Automobile lease, including insurance, tag, maintenance and repairs.

(l)	Country Club Membership dues and fee – subject to a maximum amount of $3,600 year.

Throughout the 15-year term of the Employee’s Agreement, and at the sole option of the Employee, he may substitute the following expense listed below in lieu of direct cash remuneration:

(m)	Air fare; business (or first class where business is not available).

5. Change of Control. In the event of (1) a Change of Control (as defined below) of The PBSJ Corporation or of Post, Buckley, Schuh & Jernigan, Inc. (“PBSJ Inc.) and (2) the termination of the Employee’s employment by the Corporation or any successor thereto for any reason other than for Cause (as defined below), or the voluntary termination by the Employee of his employment hereunder for Good Reason (as defined below) at any time at least six months after the effective date of the Change in Control, all of the terms and conditions of the Agreement, as amended, shall remain in full force and effect, and shall be binding upon the Corporation. In the event of a termination for Cause under this paragraph, the Corporation shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, the Employee from and after the date of said termination, other than payments or benefits accrued for him prior to the date of said termination.

For purposes of this paragraph, a “Change in Control” shall be deemed to have taken place if:

(a) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding the Corporation, any of its subsidiaries, The PBSJ Corporation Profit Sharing Trust and The PBSJ Corporation Employee Stock Ownership Plan and Trust), should acquire direct or indirect ownership of 80% or more of the voting power of the then outstanding securities of The PBSJ Corporation or PBSJ Inc. by any means whatsoever; or

(b) the shareholders of The PBSJ Corporation or PBSJ Inc. should approve any one of the following transactions:

(i) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions or a series of related transactions) of all, or substantially all, the assets of The PBSJ Corporation or PBSJ Inc.; or

(ii) any consolidation or merger of The PBSJ Corporation or PBSJ Inc., as the case may be, is not the surviving corporation, other than a merger of The PBSJ Corporation or PBSJ Inc. in which the holders of the common stock of The PBSJ Corporation or PBSJ Inc. immediately prior to the merger have the same proportionate ownership of the surviving corporation immediately after the merger.

For purposes of this paragraph, Cause shall mean (1) fraud or misappropriation of corporate funds; or (2) conviction of a felony involving moral turpitude and such conviction is no longer subject to direct appeal.

For purposes of this paragraph, “Good Reason” shall be deemed to exist under any of the following circumstances:

(a) the employee has been assigned any duties inconsistent with his position, duties, responsibilities and status with the Corporation immediately prior to the effective date of the Change in Control (the “Effective Date”), or has been assigned reporting responsibilities, titles or offices of a lesser scope than those in effect immediately prior to the Effective Date, or he has been removed from, or not re-elected to, any of such positions, except in connection with the termination of his employment for Cause;

(b) the Corporation has reduced the Employee’s base salary as in effect immediately prior to the Effective Date or has failed to give him annual salary increases consistent with performance review ratings as compared with other employees of the same or similar rank;

(c) the Corporation has required the Employee to be based at any office or location other than that at which the Employee is based at the Effective Date, except for travel reasonably required in the performance of the Employee’s responsibilities;

(d) the Corporation has failed to comply with any provision of this Agreement.

6. Miscellaneous.

(a) Except as expressly provided herein, the Agreement, as amended, shall remain in full force and effect without any modification or waiver of any provision thereof.

(b) This First Amendment shall be governed by the laws of the State of Florida, without regard to the principles of conflicts of laws thereunder.

(c) This First Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals as of the date and year first above written.

POST, BUCKLEY, SCHUH & JERNIGAN, INC.
Attest:	A Florida Corporation

/s/ Lisa Videl	By:	/s/ Richard A. Wickett
Lisa Videl		Richard A. Wickett, Chairman

Attest:	THE PBSJ CORPORATION

/s/ Candace M. Cochran	By:	/s/ John B. Zumwalt
Candace M. Cochran		John B. Zumwalt, President

EMPLOYEE

/s/ Audrey Davidson	/s/ Robert J. Paulsen
Witness	Robert J. Paulsen
Audrey Davidson